EXHIBIT 4.3

EVOLUTION PETROLEUM CORPORATION

AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN

1. Purpose; Eligibility.
1.1General Purpose. Evolution Petroleum Corporation, a Nevada corporation (the “Company”), established the Evolution Petroleum Corporation 2016 Equity Incentive Plan (the “Plan”) to enable the Company and its Affiliates to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to Employees, Consultants, and Directors and align their interests with those of the Company’s shareholders, and to promote the long-term success and prosperity of the Company. The following provisions constitute an amendment, restatement, and continuation of the Plan effective as of the Effective Date in the form of “Evolution Petroleum Corporation Amended and Restated 2016 Equity Incentive Plan”.
1.2Eligibility. The persons eligible to receive Awards are the Employees, Consultants, and Directors and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants, and Directors after the receipt of Awards; provided, however, that Incentive Stock Options may be granted only to Employees; and provided further that, no Award to an individual who is not an Employee, Consultant or Director shall be effective prior to the date on which such individual becomes an Employee, Consultant or Director.
1.3Available Awards. Awards that may be granted under the Plan include (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, and (e) Performance Share Awards.
2.Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, or a Performance Share Award.

“Award Agreement” means a written agreement, contract, certificate, or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan and including provisions not inconsistent with the Plan. An Award Agreement may be transmitted electronically to any Participant at the Company's discretion. Any such document is an Award Agreement regardless of whether any Participant signature is required. An Award Agreement may contain provisions not inconsistent with the Plan as determined by the Board or the Committee.

“Board” means the Company's Board of Directors, as constituted at any time.

“Cause” means:

(a)With respect to any Employee or Consultant:

(i)If the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

(ii)If no such agreement exists, or if such agreement does not define Cause: (A) a plea of guilty or no contest to a felony or the commission of any other act involving material willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (B) conduct that results in material harm to the reputation or business of the Company or any of its Affiliates; (C) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (D) material violation of state or federal securities laws.

(b)With respect to any Director, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following:

(i)malfeasance in office, including material undisclosed conflict of interest;

(ii)gross misconduct or neglect;

(iii)false or fraudulent misrepresentation inducing the Director’s appointment;

(iv)willful conversion of corporate funds; or

(v)repeated failure to regularly participate in Board meetings despite receiving proper notice of the meetings in advance.

The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” shall be deemed to have occurred if:

(a)the shareholders of the Company approve, and the consummation of a reorganization, merger, or consolidation has occurred, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding Voting Securities representing at least fifty-one percent (51%) of the Voting Securities of the reorganized, merged or consolidated company and at such time, or within twelve (12) months thereafter, members of the Incumbent Board cease to constitute a majority of the Board;

(b)the shareholders of the Company approve a liquidation or dissolution of the Company or a sale of all or substantially all of the stock or assets of the Company; or

(c)any “person,” as that term is defined in Section 3(a)(9) of the Exchange Act (other than the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, or any entity organized, appointed or established by the Company for or pursuant to the terms of such a plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any “Person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate forty percent (40%) or more of either the then outstanding shares Common Stock or the Voting Securities of the Company, in either such case other than solely as a result of acquisitions of such securities directly from the Company. Without limiting the preceding, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares the power to vote, or to direct the voting of, or to dispose, or to direct the disposition of, Common Stock or other Voting Securities of the Company shall be deemed the beneficial owner of such Common Stock or Voting Securities.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of paragraph (c) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities of the Company outstanding, increases (I) the proportionate number of shares of Common Stock beneficially owned by any person to forty percent (40%) or more of the shares of Common Stock then outstanding or (II) the proportionate voting power represented by the Voting Securities of the Company beneficially owned by any person to forty percent (40%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (I) or (II) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities of the Company (other than a result of a stock split, stock dividend or similar transaction), then a Change in Control of the Company shall be deemed to have occurred for purposes of paragraph (c).

“Change in Control Policy” means the Company’s Change in Control Severance Policy for Employees, as in effect on the Effective Date and as the same may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means a committee appointed by the Board to administer the Plan in accordance with Section 3.

“Common Stock” means the common stock, $0.001 par value per share, of the Company or other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” means Evolution Petroleum Corporation, a Nevada corporation, and any successor thereto.

“Consultant” means any individual engaged by the Company or an Affiliate to render consulting or advisory services and is not an Employee or Director.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant, or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant, or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A, this sentence shall only be given effect to the extent consistent with Section 409A. Without limiting the generality of the preceding, for purposes of the Plan, no cessation or interruption of Continuous Service by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A if the applicable Award is subject thereto. In addition, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute a cessation or interruption of Continuous Service.

“Covered Termination” has the meaning ascribed to that term in the Change in Control Policy.

“Director” means a non-Employee member of the Board.

“Disability” means that the Participant is determined disabled by the Social Security Administration or under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates, provided that the long-term disability plan determines a Participant disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected result in death or can be expected to last for not less than twelve (12) months; provided, however, that for purposes of determining the expiration of an Incentive Stock Option under Section 5.6 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. Whether an individual has a Disability shall be determined under procedures established by the Committee.

“Disqualifying Disposition” has the meaning outlined in Section 5.9.

“Dividend Equivalents” has the meaning outlined in Section 6.2(b)(ii).

“Effective Date” means the date this Plan is approved by the Company’s shareholders.

“Employee” means any person, including an Officer or member of the Board, employed by the Company or an Affiliate, provided that, for purposes of determining eligibility to receive an award of Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means, in the case of an Option, the price at which a share of Common Stock may be purchased upon the exercise of an Option and, in the case of a Stock Appreciation Right, the price set as the Exercise Price at the time of grant of the Stock Appreciation Right. In no event shall the Exercise Price of an Option or a Stock Appreciation Right be less than the Fair Market Value of a share of Common Stock on the Grant Date of the applicable Award (or, in the case of the grant of an Incentive Stock Option to a Ten Percent Shareholder, 110% of the Fair Market Value of a share of Common Stock at the Grant Date); provided, however, that the Exercise Price of an Option or Stock Appreciation Right may be granted with an Exercise Price lower than Fair Market Value (or 110% of the Fair Market Value, if applicable) on the Grant Date if such Option or Stock Appreciation Right is granted pursuant to an assumption or substitution for another corresponding award in a manner satisfying the provisions of Section 409A and Section 424 of the Code. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same Exercise Price as the related Option (but in no event less than the Fair Market Value of a share of Common Stock as of the Grant Date of the Related Right).

“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange ("NYSE") or the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported by such exchange or in any reliable financial reporting service. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee, and such determination shall be conclusive and binding on all persons.

“Good Reason” means:

(a)If an Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or

(b)If no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the applicable circumstances): (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant’s base salary or bonus opportunity; or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles from the Participant’s residence.

“Grant Date” means the date on which the Committee adopts a resolution or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution or other action.˙

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Incumbent Board” means (a) the members of the Board on the Effective Date, to the extent that they continue to serve as members of the Board, and (b) any individual who becomes a member of the Board after the Effective Date, (i) upon the death or disability or retirement of, and as the successor to or replacement for, a member of the Board or (ii) if his or her election or nomination for election as a Director is approved by a vote of at least a majority of the then Incumbent Board, except that a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company shall not be considered a member of the Incumbent Board for purposes of this paragraph (ii).

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-qualified Stock Option” means an Option that, by its terms, does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan. Any Option granted under the Plan may be either an Incentive Stock Option or a Non-qualified Stock Option as determined at the discretion of the Committee. Notwithstanding the preceding, an Option will be deemed a Non-qualified Stock Option unless the Committee specifically designates it as an Incentive Stock Option to the extent that it does not otherwise satisfy the requirements for an Incentive Stock Option.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Performance Share Award” means any Award granted pursuant to Section 6.3.

“Plan” means this Evolution Petroleum Corporation Amended and Restated 2016 Equity Incentive Plan, as amended and restated from time to time.

“Related Rights” has the meaning outlined in Section 6.1(a).

“Restricted Award” means any Award granted under Section 6.2(a).

“Restriction Period” means the period that a Restricted Award or a Performance Share Award is subject to conditions on vesting, performance, and transfer, as applicable, as set forth in the applicable Award Agreement or Section 6.2(c) (with respect to Restricted Awards) and Section 6.3(a) (with respect to Performance Awards).

“Restricted Stock” has the meaning outlined in Section 6.2(a).

“Restricted Stock Unit” has the meaning outlined in Section 6.2(a).

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Section 409A” means Section 409A of the Code (relating to nonqualified deferred compensation requirements).

“Securities Act” means the Securities Act of 1933, as amended.

“Separation from Service” has the meaning ascribed to such a term in the Change in Control Policy.

“Stock Appreciation Right” means the right pursuant to an Award granted under Section 6.1 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the Exercise Price specified in the applicable Award Agreement.

“Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Affiliates.

“Vested Unit” has the meaning outlined in Section 6.2(d).

“Voting Securities” means combined voting power entitled to vote generally in the election of Directors of the Company.

3.Administration.
3.1Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors.
3.2Authority of Committee. The Plan shall be administered by the Committee or, at the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority and discretion:
(a)to select from among the eligible Employees, Consultants, and Directors those persons who will receive Awards, to determine the time or times of receipt of Awards, to determine the types of Awards and the number of shares of Common Stock or other amounts covered by the Awards, to establish the terms, conditions (including performance conditions) and other restrictions and other provisions of such Awards, to cancel or suspend Awards, modify the terms of, reissue or repurchase Awards, and accelerate the exercisability or vesting of any Award;
(b)to conclusively construe and interpret the Plan and apply its provisions; to establish, amend, and rescind any rules and regulations relating to the Plan; and to make all other determinations that may be necessary or advisable for the administration of the Plan;
(c)to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; and
(d)to exercise discretion to make any other determinations deemed necessary or advisable for the administration of the Plan.
3.3Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.
3.4Delegation by Committee. Except to the extent prohibited by Applicable Laws, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
3.5Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.
3.6No Repricing. Except for either adjustments under Section 8 (relating to the adjustment of shares) or reductions of the Exercise Price of an Option or Stock Appreciation Right approved by the Company’s shareholders, the Exercise Price for any outstanding Option or Stock Appreciation Right may not be decreased after the Grant Date nor may an outstanding Option or Stock Appreciation Right granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or Stock Appreciation Right with a lower Exercise Price or a Restricted Award or Performance Share Award under the Plan. Except as approved by the Company’s shareholders, in no event will any Option or Stock Appreciation Right granted under the Plan be surrendered to the Company in consideration for a cash payment if, at the time of such surrender, the Exercise Price of the Option or Stock Appreciation Right is greater than the then current Fair Market Value of a share of Common Stock.
3.7Minimum Vesting. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan shall vest or be paid out no earlier than the first anniversary of the date on which the Award is granted, and the performance period for any Performance Share Awards shall not be less than one-(1) year; provided, however, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (a) shares delivered in lieu of fully vested cash obligations, (b) additional Awards the Board or the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1; and (c) Awards to Non-Employee Directors which may vest on the earlier of the one (1)-year anniversary of the date of grant or the next annual meeting of shareholders (provided that such vesting period may not be less than 50 weeks after the Grant Date); and, provided further, that the foregoing restrictions do not apply to the Board’s or the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability, or termination of employment or upon a Change in Control pursuant to Section 9, under an Award Agreement or otherwise.
4.Shares Subject to the Plan.
4.1Shares Authorized. Subject to adjustment in accordance with Section 8, a total of 2,555,323 (two million, five hundred and fifty-five thousand, and three hundred and twenty-three) shares of Common Stock shall be available for the grant of Awards under the Plan, provided that no more than 330,000 (three hundred thirty thousand) shares of Common Stock may be granted as Incentive Stock Options. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.2Shares Distributed. Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares, or shares reacquired by the Company in any manner.
4.3Shares Available for Subsequent Issuance. Any shares of Common Stock subject to an Award that is canceled, forfeited, or expires prior to exercise or realization, either in full or in part, shall become available for issuance under the Plan. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, including shares covered by a Stock Appreciation Right, (c) shares covered by a cash or stock-settled Stock Appreciation Right or other Awards settled in cash or (d) any shares that were not issued upon the settlement of the Award.
4.4Form of Settlement. To the extent provided by the Committee, any Award may be settled in cash rather than shares of Stock or vice versa.
5.Option Provisions.
5.1Generally. Each Option granted under the Plan shall be subject to the conditions outlined in this Section 5 and to other conditions consistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the preceding, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time. The provisions of separate Options need not be identical.
5.2Term. No Option shall be exercisable more than ten (10) years from the Grant Date (five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) or such shorter period required by Applicable Laws.
5.3Consideration. The Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Exercise Price may be paid: (i) by delivery to the Company of other Common Stock with a Fair Market Value on the date of delivery equal to the Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock; (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Exercise Price at the time of exercise; (iv) any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the

Option, the Exercise Price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the previous, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system), an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.
5.4Termination of Continuous Service. Unless otherwise provided in an Award Agreement or an employment agreement, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period ending on the earlier of (a) the date three (3) months following the termination of the Optionholder’s Continuous Service (ninety (90) days in the case of an Incentive Stock Option) or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement (but in no event later than the expiration of the term of the Option in accordance with Section 5.2)t, the Option shall terminate.
5.5Extension of Termination Date. An Optionholder’s Award Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 5.2 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three (3) months after the end of the period during which the exercise of the Option would violate such registration or other securities law requirements.
5.6Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period ending on the earlier of (a) the date twelve (12) months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement (but in no event later than the expiration of the term of the Option in accordance with Section 5.2). If, after termination, the Optionholder does not exercise their Option within the time specified herein or in the Award Agreement, the Option shall terminate.
5.7Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date twelve (12) months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement (but in no event later than the expiration of the term of the Option in accordance with Section 5.2). If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.
5.8Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.
5.9Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two (2) years from the Grant Date of such Incentive Stock Option or within one (1) year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.
6.Provisions of Awards Other Than Options.
6.1Stock Appreciation Rights.
(a)General. Each Stock Appreciation Right granted under the Plan shall be subject to the conditions set forth in this Section 6.1 and to such other conditions consistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted in tandem with an Option granted under the Plan (“Related Rights”) or alone.
(b)Related Rights. Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted. The exercise of a Related Right shall cancel the corresponding Option, and the exercise of a corresponding Option shall cancel the Related Right, in any case, with respect to the shares of Common Stock so exercised. Any Related Rights shall be subject to the same terms and conditions relating to transferability and exercise as apply to the related Option (and shall be exercisable only to the same extent as the related Option).
(c)Term of Stock Appreciation Rights. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable more than ten (10) years from the Grant Date
(d)Exercise of Stock Appreciation Rights. A Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the

Stock Appreciation Right (and related Option, if applicable) exceeds the Exercise Price per share thereof. No Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of the Plan relating to Related Rights are satisfied.
(e)Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the Exercise Price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to the substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash, or a combination thereof, as determined by the Committee.
6.2Restricted Awards.
(a)General. A “Restricted Award” is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock. as the Committee shall determine.
(b)Grants of Restricted Awards.
(i)Each Award of Restricted Stock granted under the Plan shall be subject to the conditions set forth in this Section 6.2(b) and to such other conditions consistent with the Plan as may be reflected in the applicable Award Agreement. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void unless otherwise waived by the Committee. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends.
(ii)Each Award of Restricted Stock Units granted under the Plan shall be subject to the conditions set forth in this Section 6.2(b) and to such other conditions consistent with the Plan as may be reflected in the applicable Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. At the discretion of the Committee, each Restricted Stock Unit (with each unit representing one (1) share of Common Stock) may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). Unless the Committee determines otherwise, Dividend Equivalents shall be paid currently (and in no case later than the end of the fiscal year in which the dividend is paid to the holders of the Common Stock or, if later, the short-term deferral deadline determined under Section 409A).
(c)Restrictions
(i)Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent and subject to such terms and conditions provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.
(ii)Restricted Stock Units awarded to any Participant shall be subject to forfeiture during the Restriction Period to the extent and subject to such terms and conditions provided in the applicable Award Agreement and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company.
(iii)The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that such action is appropriate or desirable, whether by reason of changes in Applicable Laws or other changes in circumstances arising after the date which the Restricted Stock or Restricted Stock Units are granted.
(d)Delivery of Restricted Stock and Settlement of Restricted Stock Units.
(i)Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 6.2(c) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate (or such other evidence of transfer, including book entry) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any.
(ii)Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit (“Vested Unit”); provided, however, that, if otherwise provided in the applicable Award Agreement or otherwise determined by the Committee, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units with respect to each Vested Unit.
6.3Performance Share Awards.
(a)Grant of Performance Share Awards. The grant of a Restricted Award that is conditioned, whether in whole or in part, on satisfaction of performance conditions (other than solely based on continuing service) shall be a “Performance Share Award” for purposes of the Plan. Each Performance Share Award granted under the Plan shall be subject to the conditions set forth in this Section 6.3 and to such other conditions consistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or Common Stock denominated units subject to a Performance Share Award granted to any Participant; (ii) the Restriction Period applicable to any Performance Share Award; (iii) the performance conditions and other conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions, and restrictions of the Award.
(b)Earning Performance Share Awards. The number of Performance Shares earned by a Participant will depend on the extent to which the performance conditions established by the Committee are satisfied, as determined by the Committee.
(c)Granting of Shares of Common Stock. To the extent that any Performance Share Award is granted in the form of shares of Common Stock, such award shall also be treated as an award of Restricted Stock, and the relevant provisions of Section 6.2 shall apply to the issuance and holding of such shares during the Restriction Period.
7.Securities Law Compliance. No shares of Common Stock shall be purchased or sold pursuant to any Award Agreement unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.
8.Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the Exercise Price of Options and Stock Appreciation Rights, the maximum number of shares of Common Stock subject to all Awards and available for issuance under the Plan will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 8, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 8 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and, in the case of any Option or Stock Appreciation Right, ensure that any adjustments under this Section 8 will not constitute a modification of such Awards within the meaning of Section 409A. Any adjustments made under this Section 8 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder, and upon notice, such adjustment shall be conclusive and binding for all purposes.
9.Effect of Change in Control.
9.1Awards Not Assumed. Upon a Change in Control event, if not assumed by the successor entity, all outstanding Awards will immediately vest and the holders will receive, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event; provided that in the case of an Option or Stock Appreciation Right , the amount of such payment may be the excess of value of the shares of Common Stock subject to the Option or Stock Appreciation Right at the time of the event over the Exercise Price), and performance-based Awards (i.e., any Awards that become earned or vested based on satisfaction of performance conditions), shall be paid out on a pro rata basis determined as of the level of achievement of performance conditions determined as of the date of the Change in Control, irrespective of whether the applicable performance period has yet to be satisfied as of such date or Separation from Service occurs at such time or subsequently, which payments with respect to any Awards, if any, shall be made as of the payment date determined under the Change in Control Policy or, if later, the date required by Section 409A. In the case of any Option or Stock Appreciation Right with an Exercise Price that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the

Committee may cancel the Option or Stock Appreciation Right without the payment of consideration, therefore.
9.2Vesting on Separation from Service. If a Change in Control event occurs and if a Participant’s Separation from Service occurs as a result of a Covered Termination, all Awards that are held by the Participant and that are outstanding as of the date of the Participant’s Covered Termination will become fully vested, including any restricted stock awards and restricted stock unit awards, and any Options and Stock Appreciation Rights held by the Participant will become fully exercisable; provided that any performance-based Awards (i.e., any Awards that become earned or vested based on satisfaction of performance conditions) shall be paid out on a pro rata basis determined as of the level of achievement of performance conditions determined as of the date of the Change in Control, irrespective of whether the applicable performance period has yet to be satisfied as of such date or Separation from Service occurs at such time or subsequently, which payments with respect to any Awards, if any, shall be made as of the payment date determined under the Change in Control Policy or, if later, the date required by Section 409A. The preceding provisions shall apply without regard to any contrary provisions in any Award Agreement.
10.Amendment and Termination. The Board may, at any time, amend or terminate the Plan. The Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant, adversely affect the rights of any Participant or Beneficiary under any Award granted under the Plan prior to the date such effective date of such amendment or termination; and provided further that, adjustments pursuant to Section 8 (relating to adjustments in connection with changes in Common Stock) shall not be subject to the preceding provisions. Notwithstanding the foregoing, no amendment of the Plan or any Award shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws or the rules of any stock exchange on which the Common Stock is listed and, at the time of any such amendment, the Board or the Committee, as applicable, shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval. It is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Section 409A of the Code, the Plan and the Awards comply with the requirements of Section 409A of the Code and that the Board and the Committee, as applicable, shall have the authority (but not the obligation) to amend the Plan as it deems necessary to conform to Section 409A (without regard to the consent of any other person).
11.General Provisions.
11.1Stockholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of or to have any of the rights of a holder with respect to any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for the exercise of the Award pursuant to its terms. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 8 hereof.

11.2No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
11.3Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state, or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum marginal income tax rates, including federal, state and local, as applicable; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.
11.4Transferability of Awards Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution and, in the case of an Option, shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Subject to the approval of the Committee or a duly authorized officer, an Optionholder may, by delivering written notice to the Company in a satisfactory form, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise a Non-qualified Stock Option. Notwithstanding the foregoing or anything in the Plan or an Award Agreement to the contrary, no Option may be transferred to any financial institution without prior shareholder approval.
11.5Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.
11.6Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, a breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, or both.
11.7Clawback. Notwithstanding any other provisions in this Plan, any Award that is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

11.8Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.
11.9Sub-plans. The Committee may, from time to time, establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax, or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.
11.10Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board, nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.
11.11Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, thirty (30) days shall be considered a reasonable period.
11.12No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards, or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.
11.13Binding on Successor. The obligations of the Company under the Plan and any Awards shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.
11.14Section 409A. The Plan and all Awards made under the Plan are intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan and each Award Agreement shall be interpreted and administered to comply therewith. Any payments described in the Plan or any Award Agreement that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six (6)-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the preceding, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A, and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty. Without limiting the generality of the preceding, none of the Company nor any of its Affiliates, nor their respective directors, officers, employees, or advisers will be liable to any Participant (or any other individual claiming a benefit through Participant) for any tax, interest, or penalties Participant may owe as a result of participation in the Plan. The Company and its Affiliates will have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Section 409A.
11.15Section 16. It is the intent of the Company that the Plan satisfies, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 11.15, such provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict.
11.16Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.
11.17Expenses. The Company shall pay the costs of administering the Plan.
11.18Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal, or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.
11.19Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.
11.20Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made selectively among persons who are eligible to receive or actually receive Awards. Without limiting the generality of the previous, the Committee shall be entitled to make non-uniform and selective determinations, amendments, and adjustments and to enter into non-uniform and selective Award Agreements.
12.History; Effective Date of Plan. The Plan shall become effective as of the Effective Date. The Plan was first adopted by the Board on December 1, 2016, and approved by shareholders on December 8, 2016; first amended by the Board on October 22, 2020, and approved by shareholders on December 9, 2020. The Plan, as amended and restated as set forth herein, was adopted by the Board on October 18, 2024. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards granted under it are outstanding and not fully vested or paid, as applicable; provided, however, that no new Awards shall be made under the Plan on or after the tenth anniversary of the Effective Date. Any Awards granted under the Plan prior to the Effective Date shall continue to be subject to the terms and conditions of the Plan as in effect immediately prior to the

Effective Date. If the Effective Date does not occur, Awards may continue to be made under the Plan as in effect prior to the Effective Date.
13.Choice of Law. The law of the State of Nevada shall govern all questions concerning the construction, validity, and interpretation of this Plan without regard to such state’s conflict of law rules.